Exhibit 12


		MICHIGAN BELL TELEPHONE COMPANY

	    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
			   (Dollars in thousands)

				   Six Months       Six Months
				     Ended             Ended
				    June 30,         June 30,
				      1994              1993

1. Earnings
	(a) Income before interest
	     expense, income taxes
	     and cumulative effect of
	     change in accounting
	     principles             $191,894         $282,932

(b) Single Business Tax               14,700           13,740

(c) Portion of rental expense
      representative of the
      interest factor (1) (2)          5,416            6,685

      Total  1.(a) through (c)      $212,010         $303,357

2. Fixed Charges
(a) Total interest deductions        $48,101          $53,356

(c) Portion of rental expense
      representative of the
      interest factor (1) (2)          5,416           6,685

      Total 2.(a) and (b)            $53,517         $60,041

3. Ratio  (1. divided by 2.)           3.96            5.05


   (1)) The Company considers 1/3 of rental expense to be the amount representing return on capital and therefore it must be included in fixed charges.

   (2) Earnings are income before income taxes and fixed charges. Since the Single Business Tax and rental expense have already been deducted, the Tax and the 1/3 portion of rental expense considered to be fixed charges are added back.